UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
February 13, 2020
Steadfast Apartment REIT, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	000-55428	36-4769184
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
18100 Von Karman Avenue, Suite 500
Irvine, California 92612
(Address of Principal Executive Offices, including Zip Code)
Registrant’s telephone number, including area code: (949) 852-0700
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.

Disposition of Club at Summer Valley
On December 27, 2019, Steadfast Apartment REIT, Inc. (the “Company”) sold Club at Summer Valley, a 260-unit multifamily property located in Austin, Texas, for $28,100,000. The purchaser of Club at Summer Valley was not affiliated with the Company or Steadfast Apartment Advisor, LLC (the “Advisor”). The Company previously acquired Club at Summer Valley on August 28, 2014, for a contract purchase price of $21,500,000, exclusive of closing costs. The proceeds from the sale of Club at Summer Valley were deposited with an accommodator and used to purchase the Farmers Market Property (as defined and discussed below) in a tax-free exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (a “1031 Exchange”).
Disposition of Terrace Cove Apartment Homes
On February 5, 2020, the Company sold Terrace Cove Apartment Homes, a 304-unit multifamily property located in Austin, Texas, for $33,875,000. The purchaser of Terrace Cove Apartment Homes was not affiliated with the Company or the Advisor. The Company previously acquired Terrace Cove Apartment Homes on August 28, 2014, for a contract purchase price of $23,500,000, exclusive of closing costs. The proceeds from the sale of Terrace Cove Apartment Homes were deposited with an accommodator and used to purchase the Patina Flats Property (as defined and discussed below) in a 1031 Exchange.

Acquisition of Eleven10 at Farmers Market

On January 28, 2020, the Company, through STAR Farmers Market, LLC (“STAR Farmers Market”), an indirect, wholly-owned subsidiary of the Company, acquired from a third-party seller a fee simple interest in a 313-unit multifamily community located in Dallas, Texas, commonly known as Eleven10 at Farmers Market (the “Farmers Market Property”).

STAR Farmers Market acquired the Farmers Market Property for an aggregate purchase price of $61,000,000, excluding closing costs. STAR Farmers Market financed the payment of the purchase price for the Farmers Market Property with a combination of: (1) cash proceeds from the disposition of Club at Summer Valley and the September 26, 2019 disposition of Randall Highlands, a multifamily property located in North Aurora, Illinois, and; (2) the assumption of a loan in the aggregate principal amount of $36,515,122.

The Farmers Market Property was constructed in 2015 and includes four-story wrap style residential buildings situated on an approximately 4.7 acre site. The Farmers Market Property is comprised of 70 studio units, 168 one-bedroom units, 73 two-bedroom units and 2 three-bedroom units. The apartment homes at the Farmers Market Property average 837 square feet with an average monthly rent of $1,515. Apartment home amenities at the Farmers Market Property include fully equipped kitchens with quartz counters, custom cabinets, GE stainless steel appliances, hard wood or stained concrete floors and washers and dryers. Property amenities at the Farmers Market Property include a conference room, gated community, dog park, resort pool, fitness studio, private garages, residential lounge and WIFI in common areas. An acquisition fee of approximately $610,000 was earned by the Advisor in connection with the acquisition of the Farmers Market Property.

Acquisition of Patina Flats at the Foundry

On February 11, 2020, the Company, through STAR Patina Flats, LLC (“STAR Patina Flats”), an indirect, wholly-owned subsidiary of the Company, acquired from a third-party seller a fee simple interest in a 155-unit multifamily and seven retail-space community located in Loveland, Colorado, commonly known as Patina Flats at the Foundry (the “Patina Flats Property”).

STAR Patina Flats acquired the Patina Flats Property for an aggregate purchase price of $44,100,000, excluding closing costs. STAR Patina Flats financed the payment of the purchase price for the Patina Flats Property with a combination of: (1) cash proceeds from the disposition of Terrace Cove Apartment Homes, and; (2) an advance in the aggregate principal amount of $31,271,471 (the "Patina Flats Loan") from Berkeley Point Capital LLC, d/b/a Newmark Knight Frank (the “Lender”), pursuant to the Company’s Master Credit Facility Agreement ("MCFA") with the Lender.

The Patina Flats Property was constructed in 2018 and includes two five-story buildings with both retail and residential homes on the first floor situated on an approximately 1.012-acre site. The Patina Flats Property is comprised of 44 studio units, 80 one-bedroom units, 27 two-bedroom units, 4 three-bedroom units and seven retail spaces with 15,206 square feet. The apartment homes at the Patina Flats Property average 685 square feet with an average monthly rent of $1,315. Apartment home amenities at the Patina Flats Property include stainless steel appliances, wood-style flooring, granite countertops, modern-industrial finishes, patios and balconies and mountain views. Property amenities at the Patina Flats Property include a 24-hour fitness center, outdoor fireplace, pool tables, lounge spaces, rooftop patio and first-floor retail. The Patina Flats Property is adjacent and within walking distance to a plaza with patio seating, movie theater, garage parking and splash pad. An acquisition fee of approximately $441,000 was earned by the Advisor in connection with the acquisition of the Patina Flats Property.

Amendment to the MCFA
On February 11, 2020, in connection with the financing of the Patina Flats Property, the Company and the Lender amended the MCFA to include as collateral for the MCFA the Patina Flats Property and the Fielder’s Creek Apartments, an unencumbered multifamily property owned by the Company. The Company also increased its outstanding borrowings pursuant to the MCFA by $40,468,010, a portion of which was attributable to the acquisition of the Patina Flats Property.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEADFAST APARTMENT REIT, INC.

Date:	February 13, 2020	By:	/s/ Kevin Keating
Kevin Keating
Chief Financial Officer and Treasurer